EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Management Board of ALTANA AG:

We consent to the use of our report which is dated March 3, 2003, except for Note 31, which is as of April 10, 2003, with respect to the consolidated balance sheets of ALTANA AG as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated in this registration statement on Form S-8 by reference.

Frankfurt am Main, Germany

September 24, 2003

/s/ KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft